EXHIBIT 1

vocecapital

r e s e a r c h | m a n a g e m e n t

Voce capital COMMENCES PROXY CONTEST AT conmed

Demands for Change Validated by Recent Developments; Nominates Directors

SAN FRANCISCO – February 11, 2014 – Voce Capital Management LLC (“Voce”) announces its nomination of four independent directors for election to the Board of Directors of CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD) at the Company's 2014 annual meeting.

On November 4, 2013, Voce published a thirteen page letter to ConMed’s Board summarizing months of research, including multiple meetings with management. Voce’s letter sharply criticized ConMed’s long-term underperformance; poor operating results and execution missteps; and appalling corporate governance. On November 12, ConMed replied with a six-paragraph letter purporting to respond to Voce’s analysis, but which did not address directly a single point raised by Voce’s original critique. Voce then met with ConMed’s lead independent director, Mark Tryniski, in December, and Mr. Tryniski was unable to identify to Voce any factual inaccuracy in Voce’s analysis. Voce’s concerns remain unaddressed and Voce continues to maintain that ConMed is substantially undervalued; Voce also believes ConMed is attractive to a wide range of strategic acquirers.

Voce believes its perspective is widely shared throughout the investment community, evidenced in part by the significant purchases of ConMed stock by two other investors that have recently filed Schedule 13Ds. Voce also notes ConMed’s share price has appreciated more than 20% since the publication of Voce's letter, compared with the broader market which is up approximately 2% over the same time period.

J. Daniel Plants, Voce’s Managing Partner, said “We believe our views of ConMed have been corroborated by the stock’s performance since we published our letter, the continued consolidation of the industry at compelling valuations (including the recent acquisition of Arthrocare) and the accumulation of ConMed shares by other investors following our call for changes at the Company.”

Mr. Plants continued: “Given the Company’s lack of attention to our concerns, and the aforementioned developments, we’ve decided to notify the Company that we intend to seek changes to ConMed’s Board at the 2014 annual meeting. Accordingly, today we are announcing our plan to nominate four highly distinguished independent ConMed directors.”

Voce’s ConMed nominees include:

▪	James W. Green, the President and Chief Executive Officer, and a director, of Analogic Corporation (Nasdaq:ALOG), a $1.2 billion medical imaging company, and a former senior executive with Quest Diagnostics and Philips Medical Systems;

▪	Dr. Alan L. Kaganov, a partner at U.S. Venture Partners, former head of Business Development and Strategic Planning at Boston Scientific Corporation and a current and former executive officer and director of several public and private medical device companies;

▪	Jeffrey M. Nugent, who has served as Chief Executive Officer of many public and private healthcare companies, including Precision Dermatology (recently acquired by Valeant for $475 million); Ascension Orthopedics (acquired by Integra Lifesciences); Revlon (NYSE:REV); and Neutrogena, during part of his twenty-five year career at Johnson & Johnson; and

▪	J. Daniel Plants, Voce’s founder and a former investment banking executive at Goldman Sachs and JPMorgan Chase, who has successfully advised dozens of companies (many of which had multi-billion dollar market capitalizations) through strategic review processes and change of control transactions.

Complete biographical details of Voce’s nominees will be contained within its preliminary proxy statement.

About Voce Capital Management

Voce Capital Management LLC is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership.

CONTACT INFORMATION:	J. Daniel Plants, Managing Partner
Voce Capital Management
(415) 489-2601

David Drake, President
Georgeson, Inc.
(212) 440-9861

VOCE CATALYST PARTNERS LP, VOCE CAPITAL PARTNERS LP, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT WRITTEN PROXIES FROM THE STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE

COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN, ALAN L. KAGANOV AND JEFFREY M. NUGENT (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, VOCE WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY VOCE WITH THE SEC ON FEBRUARY 11, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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